Flux Power Industrial Lithium Battery Sales Expected to Rise 300% to $3 Million in FY 2016, Driven by Growing National Customer Demand

FY 2015 Revenue Rose Approximately 100% to $700,000; Q4 Unit Shipments Rose to Record 81 Units vs. Q3 '15

VISTA, Calif., Aug. 4, 2015 /PRNewswire/ -- Flux Power Holdings, Inc. (OTCQB: FLUX), a developer of advanced lithium battery technologies for industrial applications including electric forklifts, today provided an initial LiFT revenue forecast of $3 million for FY 2016 (ending June 30, 2016) in conjunction with a preliminary projection of its Q4 and full year FY 2015 results. Flux launched its LiFT Pack lithium battery line for Class III pallet jack forklifts or "walkies" in January 2014.

2016 Sales Outlook
Flux has built a nationwide network of battery distributors, forklift dealers, OEMs and national and regional customers who now recognize the performance and cost benefits of Flux's lithium-ion storage solutions over legacy lead-acid batteries. Based on customer and distributor dialogues, LiFT Pack piloting, and initial purchases, Flux management feels confident it can achieve fiscal 2016 LiFT Pack sales of at least $3 million, representing 300% growth over fiscal 2015. The FY 2016 sales estimate excludes other product sales opportunities in development and is subject to Flux's ability to secure sufficient working capital to fund inventories, demo units, industry certifications, receivables and expanded sales, customer support and administration expense. Flux is currently considering various options to address its working capital needs.

Ron Dutt, Flux CEO, said, "It's very exciting to see the realization of our team's strategy and efforts resonating so strongly within the material handling industry. We have developed very meaningful large account interest that supports the strong sales ramp we anticipate beginning in Q2 fiscal 2016. Based on current dialogues we expect our sales to improve significantly over the next year, reaching a $1.5 million per quarter run rate by the end of fiscal 2016. We are also planning several product design, sourcing and cost management initiatives to improve our product margins."

Growing National/Regional Customer Base
Demand for Flux LiFT Pack solutions is centered on logistics-intensive industries including beverages, food, groceries, consumer goods and shipping and transportation. To date, 26 large national or regional companies have piloted Flux LiFT Packs for walkies and so far 15 of them have proceeded to make initial LiFT Pack purchases. This demonstrates solid progress from the 16 piloting companies, 10 of which had made initial purchases, as reported in March 2015. Flux's revenue expectations are based primarily on advanced discussions with several companies that are planning to include Flux LiFT Packs in their monthly/quarterly battery replenishment schedules beginning in Flux's FY 2016 second quarter.

Q4 and Full Year 2015 Preview
Flux expects to report record LiFT Pack shipments – a total of 81 LiFT Packs – for Q4 2015. The shipment record was achieved despite several customers that await the completion of additional product certifications, pushing the purchase of 65 additional packs into FY 2016.

Though its Q4 and full year 2015 financial statements are not finalized, Flux anticipates Q4 2015 revenue grew to approximately $205,000 and full year FY 2015 revenue rose to approximately $700,000, nearly doubling over FY 2014 revenue of $358,000. Flux expects its Q4 2015 net loss to range between $700,000 – $900,000 and its FY 2015 net loss to range between $2.5M – $2.7M, a significant improvement over the FY 2014 net loss of $4.3M.

About Flux Power Holdings, Inc. (www.fluxpwr.com)
Flux Power develops and markets advanced lithium-ion energy storage systems ('batteries') based on its proprietary battery management system (BMS) and in-house engineering and product design. Flux storage solutions deliver improved performance, extended cycle life and greater return on investment than legacy solutions. Flux sells direct and through a growing base of distribution relationships. Products include advanced battery packs for motive power in the lift equipment, tug and tow and robotics market, portable power for military applications and stationary power for grid storage.

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This release contains projections and other "forward-looking statements" relating to Flux's business, that are often identified by the use of "believes," "expects" or similar expressions. Forward-looking statements involve a number of estimates, assumptions, risks and other uncertainties that may cause actual results to be materially different from those anticipated, believed, estimated, expected, etc. Such forward-looking statements include the development and success of new products, projected sales, Company's ability to fund its operations, distribution partnerships and business opportunities and the uncertainties of customer acceptance of current and new products. Actual results could differ from those projected due to numerous factors and uncertainties. Although Company believes that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, Company can give no assurance that such statements will prove to be correct, and that the Company's actual results of operations, financial condition and performance will not differ materially from the results of operations, financial condition and performance reflected or implied by these forward-looking statements. Undue reliance should not be placed on the forward-looking statements and Investors should refer to the risk factors outlined in our Form 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov/edgar. These forward-looking statements are made as of the date of this news release, and Company assumes no obligation to update these statements or the reasons why actual results could differ from those projected.

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CONTACT: Media & Investor Relations: Catalyst Global LLC, Chris Eddy, 212-924-9800, flux@catalyst-ir.com